Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE REPORTS FOURTH QUARTER

AND FULL-YEAR 2010 FINANCIAL RESULTS

4Q10 Net Income of $78.6 million, or $0.90 per Diluted Share

Full-Year 2010 Net Income of $260.2 million, or $2.97 per Diluted Share

BIRMINGHAM, Alabama (February 9, 2011) Protective Life Corporation (NYSE: PL) today reported results for the fourth quarter of 2010 and for the twelve months ended December 31, 2010.

Net income available to PLC’s common shareowners for the fourth quarter of 2010 was $78.6 million, or $0.90 per average diluted share, compared to $131.0 million, or $1.50 per average diluted share, in the fourth quarter of 2009.  Operating income, after tax, for the fourth quarter of 2010 was $54.1 million, or $0.62 per average diluted share, compared to $132.3 million, or $1.51 per average diluted share, in the fourth quarter of 2009. Included in the fourth quarter 2009 results is a $120.1 million pre-tax gain generated from the repurchase of non-recourse funding obligations. The fourth quarter of 2010 included a $5.7 million pre-tax gain on the repurchase of non-recourse funding obligations.

Net income available to PLC’s common shareowners for the twelve months ended December 31, 2010 was $260.2 million, or $2.97 per average diluted share, compared to $271.5 million, or $3.34 per average diluted share, for the twelve months ended December 31, 2009. Operating income, after tax, for the twelve months ended December 31, 2010 was $239.0 million, or $2.73 per average diluted share, compared to operating income, after tax, of $322.6 million, or $3.97 per average diluted share, for the twelve months ended December 31, 2009.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report strong financial results for the fourth quarter and full year 2010 that exceeded our financial plan for the year.  Our focus in 2010 was on regaining sales and earnings momentum in our retail business lines, finding opportunities to leverage our industry-leading acquisitions capabilities and strengthening our risk management infrastructure.  We made substantial progress in 2010 on all fronts.  Our focus in 2011 will be on creating shareholder value by improving returns on invested capital and growing earnings while concurrently reducing leverage and improving our overall risk profile.”

Other Highlights

•                 The acquisition of United Investors Life Insurance Company closed on December 31, 2010. The estimated capital investment, subject to the completion of 2010 statutory results, for this transaction is expected to be approximately $260 million.

•                 During the fourth quarter of 2010, the Company completed a funding of certain term life insurance reserves utilizing a letter of credit (“LOC”) facility. These reserves arose from policies written in 2008, 2009 and 2010. With the completion of this transaction, substantially all of the Company’s redundant term life insurance reserves are funded beyond the peak level of those reserves.

Business Segment Results

Fourth Quarter and Full Year

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

Operating (Loss) Income Before Income Tax

(dollars in thousands)	4Q10	4Q09	2010	2009
Life Marketing	$40,169	$31,593	$147,470	$137,826
Acquisitions	21,718	32,037	111,143	133,760
Annuities	12,405	19,647	53,901	56,642
Stable Value Products	8,862	10,441	39,207	61,963
Asset Protection	5,060	6,562	29,897	23,229
Corporate & Other	(9,703)	104,405	(25,053)	81,980
	$78,511	$204,685	$356,565	$495,400

The following table reconciles segment operating income to consolidated net income available to PLC’s common shareowners:

(dollars in thousands)	4Q10	4Q09	2010	2009
Operating income before income tax	$78,511	$204,685	$356,565	$495,400
Realized investment gains (losses)	40,822	(5,476)	38,052	(80,424)
Less:
Periodic settlements on derivatives	42	—	168	3,401
Related amortization of deferred policy acquisition costs and value of business acquired	2,993	(3,559)	5,141	(5,203)
Income tax expense	37,655	71,757	129,067	145,290
Net income available to PLC’s common shareowners	$78,643	$131,011	$260,241	$271,488

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

(dollars in millions)	4Q10	4Q09	2010	2009
Life Marketing	$45.7	$44.4	$171.4	$162.6
Annuities	661.8	522.5	2,645.0	2,021.5
Stable Value Products	283.6	—	757.6	—
Asset Protection	85.3	74.2	342.7	305.0

Review of Business Segment Results for Fourth Quarter

Life Marketing

Life Marketing segment pre-tax operating income was $40.2 million in the fourth quarter of 2010 compared to $31.6 million in the fourth quarter of 2009. The increase was primarily due to higher investment income and lower funding costs, partially offset by less favorable mortality. Favorable mortality of $4.2 million is included in the results of the fourth quarter of 2010 compared to $6.2 million of favorable mortality included in the results of the fourth quarter of 2009.

Sales were $45.7 million in the fourth quarter of 2010, an increase of 2.9% compared to $44.4 million in the fourth quarter of 2009.  In accordance with our strategy to shift our new sales mix, universal life insurance sales (including variable universal life and bank-owned life insurance) represented 93% of total sales in the current quarter.

Acquisitions

Acquisitions segment pre-tax operating income was $21.7 million in the fourth quarter of 2010 compared to $32.0 million in the fourth quarter of 2009. The decrease was primarily due to the expected runoff in the block of business, less favorable mortality, and a planned one-time payment of $5.2 million in the fourth quarter of 2010 to complete insourcing the administration of a block of business.

Annuities

Annuities segment pre-tax operating income was $12.4 million in the fourth quarter of 2010 compared to $19.6 million in the fourth quarter of 2009. The current quarter included a $9.8 million loss on the combined impact of guaranteed benefits related to certain variable annuity (“VA”) contracts and fair value changes on the company’s equity indexed annuities. The impact of guaranteed benefits related to certain VA contracts was a $10.0 million loss, while fair value changes on the Company’s equity indexed annuities was a $0.2 million gain.  Partially offsetting the items above were higher spreads and VA fee income.

Annuity account values reached a record $12.6 billion as of December 31, 2010, an increase of 22% over the past twelve months, primarily driven by continued growth in the account balance for the single premium deferred annuity and variable annuity lines. Net cash flows for the segment remained positive during the quarter.

Sales in the fourth quarter of 2010 were $661.8 million compared to $522.5 million in the fourth quarter of 2009. The increase was primarily due to an increase in variable annuity sales. Variable annuity sales were a record $515.7 million in the fourth quarter of 2010, compared to $285.5 million in the fourth quarter of 2009.  Fixed annuity sales were $146.1 million in the fourth quarter of 2010 compared to $237.0 million in the prior year’s fourth quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $8.9 million in the fourth quarter of 2010 compared to $10.4 million in the fourth quarter of 2009.  The decrease in operating earnings primarily resulted from a decline in average account values.  The operating spread was 118 basis points for the three months ended December 31, 2010, an increase of 2 basis points from the fourth quarter of 2009.

Deposit balances as of December 31, 2010 were $3.1 billion. Total sales were $283.6 million for the three months ended December 31, 2010, compared to no sales in the prior year’s fourth quarter.

Asset Protection

Asset Protection segment pre-tax operating income was $5.1 million in the fourth quarter of 2010 compared to $6.6 million in the fourth quarter of 2009. The decrease was primarily the result of $1.2 million of litigation settlement costs included in the fourth quarter of 2010.

Sales in the fourth quarter of 2010 were $85.3 million, an increase of 15%, compared to the fourth quarter of 2009. Service contract sales increased $5.2 million and credit insurance sales increased $0.9 million compared to the prior year’s quarter. Sales of the guaranteed asset protection (“GAP”) product increased $4.9 million, or 55%.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $9.7 million in the fourth quarter of 2010 compared to pre-tax operating income of $104.4 million for the fourth quarter of 2009.  Included in the results of the fourth quarter of 2009 is a $120.1 million gain generated from the repurchase of non-recourse funding obligations as compared to a $5.7 million pre-tax gain on the repurchase of non-recourse funding obligations included in the results of the fourth quarter of 2010.

Investments

•                 Total cash and investments were $31.6 billion as of December 31, 2010.  This includes $0.6 billion of cash and short-term investments.

•                 The net unrealized gain position on investments was $353 million, after tax and DAC offsets, an improvement of $609 million compared to December 31, 2009.

•                 During the fourth quarter of 2010, the Company recorded $5.2 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                 Delinquent mortgage loans and foreclosed properties were $33.6 million as of December 31, 2010, representing 0.7% of the commercial mortgage loan portfolio. This amount includes $16.1 million of loans, representing 0.3% of the commercial mortgage loan portfolio, that were restructured pursuant to the terms of a pooling and servicing agreement.

•                 Net realized investment gains, after tax, of $24.6 million, or $0.28 per average diluted share, were recorded in the fourth quarter of 2010, compared to net realized investment losses, after tax, of $1.2 million, or $0.01 per average diluted share, in the fourth quarter of 2009.

Net Realized Investment/Derivative Activity

(dollars per average diluted share)	4Q 2010	4Q 2009	2010	2009

Impairments	$(0.04)	$(0.13)	$(0.31)	$(1.44)
Net realized gains (losses)-excluding Modco	0.19	(0.03)	0.42	0.16
Modco net realized gain	0.13	0.03	0.32	0.26
Derivative gains (losses) - interest rate related	0.04	0.08	(0.06)	0.37
All other	(0.04)	0.04	(0.13)	0.02
Total	$0.28	$(0.01)	$0.24	$(0.63)

Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization.  The tables below reconcile operating income to net income available to PLC’s common shareowners:

Fourth Quarter and Full Year Consolidated Results

(dollars in thousands; net of income tax)	4Q 2010	4Q 2009	2010	2009

After-tax Operating Income	$54,081	$132,257	$238,956	$322,592
Realized investment gains (losses) and related amortization
Investments	(52,159)	(3,938)	70,016	81,479
Derivatives	76,721	2,692	(48,731)	(132,583)
Net income available to PLC’s common shareowners	$78,643	$131,011	$260,241	$271,488

(dollars per average diluted share; net of income tax)	4Q 2010	4Q 2009	2010	2009

After-tax Operating Income	$0.62	$1.51	$2.73	$3.97
Realized investment gains (losses) and related amortization
Investments	(0.59)	(0.04)	0.80	1.00
Derivatives	0.87	0.03	(0.56)	(1.63)
Net income available to PLC’s common shareowners	$0.90	$1.50	$2.97	$3.34

For information relating to non-GAAP measures (operating income, PLC’s shareowners’ equity per share excluding other comprehensive income (loss), operating return on average equity, and net income available to PLC’s common shareowners return on average equity) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

	Twelve Months Ended
	December 31,
	2010	2009

Operating Income Return on Average Equity	8.2%	12.4%

Net Income available to PLC’s common shareowners’ Return on Average Equity	8.9%	10.4%

Operating income return on average equity and net income available to PLC’s common shareowners return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2010 was calculated by dividing operating income for this period by the average ending balance of PLC’s shareowners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters. Net income available to PLC’s common shareowners’ return on average equity for the twelve months ended December 31, 2010, was calculated by dividing net income available to PLC’s common shareowners’ for this period by the average ending balance of total Protective Life Corporation’s shareowners’ equity (excluding accumulated other comprehensive income (loss)) for the five most recent quarters.

Reconciliation of PLC’s Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income (Loss)

	December 31,	December 31,
(dollars in thousands)	2010	2009
PLC’s shareowners’ equity	$3,331,087	$2,478,821
Less: Accumulated other comprehensive income (loss)	293,254	(321,169)
PLC’s shareowners’ equity, excluding accumulated other comprehensive income (loss)	$3,037,833	$2,799,990

Reconciliation of PLC’s Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income (Loss) per share

	December 31,	December 31,
(dollars per common share outstanding)	2010	2009
PLC’s shareowners’ equity	$38.88	$28.96
Less: Accumulated other comprehensive income (loss)	3.42	(3.76)
PLC’s shareowners’ equity excluding accumulated other comprehensive income (loss)	$35.46	$32.72

Conference Call

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 10, 2011 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by dialing 1-800-573-4840 (international callers 1-617-224-4326) and entering the conference passcode: 26495002. A recording of the call will be available from 12:00 p.m. Eastern February 10, 2011 until midnight February 24, 2011. The recording may be accessed by calling 1-888-286-8010 (international callers 1-617-801-6888) and entering the passcode: 64011339.

The public may access a live webcast of the call, along with a call presentation, in the Investor Relations section of the Company’s website at www.protective.com.

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section under Financial Information.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income (loss) are defined as income (loss) before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”), and value of business acquired (“VOBA”), and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income (loss). Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total Protective Life Corporation’s shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Calculation of Operating Income Return on Average Equity

Twelve Months Ended December 31, 2010

	Three Months				Twelve Months
(Dollars In Thousands)	3/31/2010	6/30/2010	9/30/2010	12/31/2010	12/31/2010
NUMERATOR:
Net income available to PLC’s common shareowners	$69,779	$41,371	$70,448	$78,643	$260,241
Less:
Realized investment gains (losses), net of income tax
Investments	23,420	33,089	67,062	(50,214)	73,357
Derivatives	(21,204)	(45,806)	(58,361)	76,748	(48,623)
Related amortization of DAC and VOBA, net of income tax	(140)	(212)	(1,044)	(1,945)	(3,341)
Add back:
Derivative gains related to Corp. debt and investments, net of income tax	27	27	27	27	108
Operating Income	$67,730	$54,327	$62,818	$54,081	$238,956

			PLC’s
			Shareowners’
		Accumulated	Equity Excluding
	PLC’s	Other	Accumulated Other
	Shareowners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
DENOMINATOR:
December 31, 2009	$2,478,821	$(321,169)	$2,799,990
March 31, 2010	2,821,033	(55,716)	2,876,749
June 30, 2010	3,085,599	177,490	2,908,109
September 30, 2010	3,571,392	601,964	2,969,428
December 31, 2010	3,331,087	293,254	3,037,833
Total			$14,592,109

Average			$2,918,422

Operating Income Return on Average Equity			8.2%

Calculation of Net Income Available to PLC’s common shareowners Return on Average Equity

Twelve Months Ended December 31, 2010

	Three Months				Twelve Months
(Dollars In Thousands)	3/31/2010	6/30/2010	9/30/2010	12/31/2010	12/31/2010
NUMERATOR:
Net income available to PLC’s common shareowners	$69,779	$41,371	$70,448	$78,643	$260,241

			PLC’s
			Shareowners’
		Accumulated	Equity Excluding
	PLC’s	Other	Accumulated Other
	Shareowners’	Comprehensive	Comprehensive
	Equity	Income (Loss)	Income (Loss)
DENOMINATOR:
December 31, 2009	$2,478,821	$(321,169)	$2,799,990
March 31, 2010	2,821,033	(55,716)	2,876,749
June 30, 2010	3,085,599	177,490	2,908,109
September 30, 2010	3,571,392	601,964	2,969,428
December 31, 2010	3,331,087	293,254	3,037,833
Total			$14,592,109

Average			$2,918,422

Net income available to PLC’s common shareowners Return on Average Equity			8.9%

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) we are exposed to the risks of natural and man-made catastrophes, including the possibility of climate change, pandemics, malicious and terrorist acts; (2) our strategies for mitigating risks arising from our day-to-day operations may prove ineffective; (3) we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry and negatively affect profitability; (4) we operate as a holding company and depend on the ability of our subsidiaries to transfer funds to us to meet our obligations and pay dividends; (5) the policy claims of our insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (6) we may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (7) our results may be negatively affected should actual experience differ from management’s assumptions and estimates, which by their nature are imprecise and subject to changes and revisions over time; (8) our financial condition and results of operations could be adversely affected if the Company’s assumptions regarding the fair value and future performance of its investments differ from actual experience; (9) the use of reinsurance introduces variability in our statements of income; (10) we could be forced to sell investments at a loss to cover policyholder withdrawals; (11) interest rate fluctuations or significant and sustained periods of low interest rates could negatively affect our interest earnings and spread income or otherwise impact our business; (12) equity market volatility could negatively impact our business, particularly with respect to our variable products; (13) our use of derivative financial instruments within our risk management strategy may not be effective or sufficient, particularly with respect to our assumptions and estimates used in formulating or executing our risk management strategy; (14) we are highly regulated and subject to numerous legal restrictions, including those imposed at both the state a federal level and we may become subject to additional regulation under recently approved federal law; (15) changes in tax law or interpretations of existing tax law could adversely affect us and our ability to compete with non-insurance financial products or reduce the demand for certain insurance products; (16) we may be required to establish a valuation allowance against our deferred tax assets; (17) we, like other financial services companies, in the ordinary course of business, are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; (18) the company, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (19) our ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; (20) our investments are subject to market, credit, legal, and regulatory risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (21) we may not realize our anticipated financial results from our acquisition strategy; (22) we are dependent upon the performance of others, including but not limited to distributors, third-party administrators, fund managers, reinsurers, and other service companies; (23) our ability to conduct business is dependent upon confidence in our industry and products; (24) our reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments; (25) our ability to compete is dependent upon the availability of reinsurance or alternatives to reinsurance, such as our use of captive reinsurers; (26) the occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect our data processing systems or those of our business partners; (27) our ability to grow depends in large part upon the continued availability of capital; (28) new GAAP and statutory accounting rules or changes to existing GAAP and statutory accounting rules could impact our reported earnings; (29) capital and credit market volatility or disruption could adversely impact us in several ways, including but not limited to causing market price and cash flow variability in our fixed income portfolio, defaults on principal or interest payments by issuers of our fixed income investments, other than temporary impairments of our fixed income investments and our ability to efficiently access the capital markets to finance its reserve, capital and liquidity needs; (30) deterioration of general economic conditions could result in a severe and extended economic recession, which could materially adversely affect our business and results of operations; (31) we may not be able to protect our intellectual property and may be subject to infringement claims; (32) we could be adversely affected by an inability to access our credit facility; and (33) the amount of statutory capital we have and must hold to maintain our financial strength and credit ratings and meet other requirements can vary significantly and is sensitive to a number of factors beyond our control. Please refer to Part I, Item 1A, Risk Factors and Cautionary Factors that may Affect Future Results of the Company’s most recent Form 10-K and Part II, Item 1A, Risk Factors, of the Company’s subsequent quarterly reports on Form 10-Q for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912